Exhibit 99.1

GENERATION HEMP, INC. ANNOUNCES
CORPORATE NAME CHANGE TO
EVERGREEN SUSTAINABLE ENTERPRISES, INC.

NEW TICKER SYMBOL “EGSE”

GENERATION HEMP NAME AND OPERATIONS
CONTINUE AS A WHOLLY-OWNED SUBSIDIARY

DALLAS, TX – March 30, 2023, Generation Hemp, Inc., a Dallas/Fort Worth based sustainable asset company (OTCQB: Formerly GENH), today announced that the company recently filed with the State of Delaware, an amendment to its certificate of incorporation changing its formal name to Evergreen Sustainable Enterprises, Inc. and has now been granted a new ticker symbol of “EGSE.” FINRA has declared an effective date for the name change and new ticker symbol as of the beginning of trading tomorrow, March 31, 2023.

With the Company’s strategic direction into sustainable projects, including sustainable energy assets starting with bitcoin mining utilizing hydroelectric power, and its continued operations in the sustainable Hemp industry, the new name reflects the Company’s combined vision and mission. All existing operations of Generation Hemp will continue to be maintained as a fully operating wholly-owned subsidiary, with all existing full-time personnel to remain in place at both the corporate and subsidiary levels.

Gary C. Evans, Chairman and CEO of Evergreen Sustainable Enterprises, Inc. commented, “The changes we have announced today are significant from a future direction and diversification perspective. We see the continued development in sustainable industries to be a climate changing event and in the best interest of our shareholders. This new name more broadly and explicitly reflects our mission and defines what we are doing and plan to do in the future.”

The research and development of using hemp for greener Bitcoin mining led to a discovery of additional, valuable opportunities for the company and our shareholders. A unique and untapped niche in the Bitcoin mining space, along with fortuitous timing with a downturn in the overall markets for cryptocurrency, created a unique opportunity that we were positioned to capitalize on with existing management expertise. With a seasoned team already managing hemp operations, the choice was made to reallocate a portion of the company’s resources to the Bitcoin mining opportunities we continue to develop, while also exploring how to utilize hemp and other sustainable sources for green energy where it’s urgently needed, given climate considerations.

Blockchain is Becoming Mainstream

Blockchain is the digital system and framework where cryptocurrency like Bitcoin and countless other secure digital processes operate within or are migrating to. The blockchain market is worth over $11 Billion today and is predicted to reach $165 Billion by 2029. That is an outstanding +1500% surge in value. Bitcoin has already surpassed Visa’s market cap to be the 11th-largest asset in the world.

●	Large and powerful institutions like JP Morgan, HSBC, Goldman Sachs, BlackRock and Fidelity have started investing and using blockchain as a part of their operations.

●	Amazon Web Services is integrating blockchain to provide high-powered solutions to corporations, institutions, and governments.

●	Visa and Mastercard – the two largest payment platforms worldwide, have decided to incorporate this technology into a number of products. Mastercard already has 89 blockchain patents.

Evans went on to say, “With our two existing hemp hurd product lines, Rowdy Rooster Hemp (animal bedding) and Gas Monkey Spill-Jack (spill absorbent), we also continue our efforts to bring green sustainable choices to consumers of our products. Considering our hemp hurd animal bedding has now seen an increase in revenues that hit a YTD increase of 654% as of March 30th, we see that the public is continuing to support our goal of sustainability as well.”

About Evergreen Sustainable Enterprises, Inc. (f/k/a Generation Hemp, Inc)

Evergreen Sustainable Enterprises, Inc. is a Dallas/Fort Worth based sustainable [green energy] asset company with operations in both the Bitcoin mining industry and the hemp industry. Bitcoin operations are located in Costa Rica, with future development plans in Arkansas and Kentucky and other Costa Rica locations. Hemp operations are located in western Kentucky and Denver, Colorado. In the hemp industry, the company uses its proprietary technology to dry, clean, process and store hemp. In addition, Generation Hemp also owns and leases real estate to companies needing seed storage facilities located within the greater Denver area.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “believes”, “expects”, “anticipates”, “intends”, “plans”, “estimates,” “projects”, “forecasts”, “proposes”, “should”, “likely” or similar expressions, indicates a forward-looking statement. These statements and all the projections in this press release are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. The identification in this press release of factors that may affect the company’s future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive.

Contact:

Melissa M. Pagen

Evergreen Sustainable Enterprises, Inc.

Phone: (310) 628-2062

Email: mpagen@egsustainable.com